EXHIBIT 10.2

LEASE CONTRACT

STATE OF GEORGIA

DOUGLAS COUNTY

THIS AGREEMENT, made and entered into this 1st day of August, 2002, between Wayne M. Camp, of the first part, hereinafter called Lessor, and First Commerce Community Bank, in organization, of the other part, hereinafter called Lessee. (It is mutually agreed by both parties hereto, where either is mentioned herein, that same refers to their heirs, executors, administrators, successors, or assigns, who are bound as fully and completely by the covenants herein as the parties hereto.)

WITNESSETH: That the said Lessee has this day rented and leased from said Lessor and Lessor has rented and leased to said Lessee, the following premises: Suite “102”, 5833 Stewart Parkway, Douglasville, GA., to be used for Office Space, for a term of Three (3) Years. This lease will commence on the 1st day of August, 2002 , and ending on the 31st day of July, 2005, for which the Lessee agrees to pay Wayne Camp his successors or assigns, at his office, promptly on the first day of each rental month, in advance, a monthly rental of $1325.00 per month, and on failure of Lessee to pay same when due, said Lessor has the right, at his option, to declare this Lease void, cancel the same, without any legal proceeding, reenter and take possession of the premises. Lessor, at his option, upon a breach of this contract, for any reason, may card for rent and sublet the premises at the best price obtainable by reasonable effort, under private negotiations, and charge the balance, if any, between said price of subletting and the contract price to Lessee, and hold him therefore. Such subletting on the part of the Lessor will not in any sense be a breach of the contract on the part of the Lessor, but will be merely as agent for the Lessee and to minimize the damage. These rights of the Lessor are cumulative and not restrictive of any other rights under the law, and failure on the part of Lessor to avail himself of these privileges at any particular time shall not constitute a waiver of these rights.

It is further mutually agreed as follows:

(1)    Lessee hereby waives and renounces for himself and family any and all homestead and exemption rights he or they may have under or by virtue of the laws of this State or the United States as against any liability that may accrue under this contract. Lessee agrees to pay fifteen per cent Attorneys fees on any part of said rental that may be collected by suit or by attorney after same has become due. If rent is not received within ten (ten) days of the due date, there will be a 5% late fee added to the total due.

(2)    Lessee agrees not to assign this lease nor to sublet said premises, or any part thereof, without the written consent of said Lessor, and will deliver said premises at the expiration of this lease in as good order and repair as when first, received natural wear and tear excepted.

(3)    Lessee hereby releases Lessor from any and all damages to both person and property and will hold the Lessor harmless from all such damages during the term of this lease.

(4)    Should the premise be destroyed or so damaged by fire or any acts of nature and become untenantable, this lease shall cease from that date.

(5)    Lessee is to make no changes of any nature in the above named premises without first obtaining written consent from said Lessor or his Agent, nor to paint any signs on buildings herein leased; and the Lessor or his agents shall have the right to enter said premises at reasonable hours, to examine same; make such repairs, additions or alterations as may be deemed necessary for the safety, comfort and preservation of said building, and to enter upon said premises at any time to repair or improve Lessor’s adjoining property. Lessee will be notified prior to entry of leased area.

(6)    Lessee agrees not to leave the premises herein leased unoccupied, nor to do or to permit any act which would violate the fire insurance policy upon said property, or increase the insurance rate; lease rate includes all water bills. Lessee agrees to comply with all rules, orders, ordinances and regulations of the city government, in any and all of its departments, and with all the Statutes, rules and regulations of the State of Georgia in any or all of its departments.

(7)    In the event bankruptcy or state insolvency proceedings shall be filed and sustained against Lessee, his heirs or assigns, in any Federal or State Court, it shall give the right to said Lessor, his heirs or assigns, at their option, to immediately declare this contract null and void, and to at once resume possession of the property. No Receiver, Trustee, or other judicial officer shall ever have any right, title or interest in or to the above described property by virtue of this contract.

(8)    Lessor has the privilege of advertising the above described premises for rent or for sale at any time within thirty days previous to the expiration of this lease, and during the said time to exhibit said premises during reasonable hours.

(9)    If the Lessee shall violate any of the restrictions in this lease or fail to keep any of its covenants, the Lessor will give a written notice and allow Lessee thirty days to correct any violations. If the Lessee fails to comply with the corrections the Lessor will declare this lease void, terminate the same and at once take possession of the premises.

(10)    The within premises shall not be used for any purposes except for the purposes herein designated, without the written consent of the owner, or of the owner’s agent.

(11)    If before the term of this Agreement has expired, the Lessee chooses to transfer to a larger premises owned by Lessor and such premises are available for lease, such transfer can occur without penalty to Lessee.

(12)    Should the City of Douglasville refuse to license the property for purposes listed above, this lease becomes immediately null and void.

(13)    Should the bank not be approved by the regulatory authorities, Lessee shall give 60 days written notice to Lessor to cancel lease.

IN WITNESS WHEREOF the Lessor and the Lessee have hereunto set their hands, this day and year first above written.

First Commerce Community Bank, In Organization

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Lessee, President

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Lessor